Exhibit 32.1

Commodore Applied Technologies, Inc. & Subsidiaries

Certification Of Chief Executive Officer

Pursuant To 18 U.S.C. Section 1350, As Adopted Pursuant To

Section 906 of The Sarbanes-Oxley Act of 2002

In connection with the annual report of Commodore Applied Technologies, Inc. (the “Company”) on form 10-KSB for the year ended December 31, 2007, Dr. Shelby Brewer hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that to the best of his knowledge:

(1)

The annual report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)

The information contained in the annual report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date:

April 15, 2008

/s/ Shelby T. Brewer

Dr. Shelby T. Brewer

Chairman of the Board and Chief Executive Officer